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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 12b-25


                          NOTIFICATION OF LATE FILING

                       Commission File Number: 000-29332



                                  (check one)

          [_]  Form 10-K and Form 10-KSB   [_]  Form 20-F    [_]  Form 11-K

          [X]  Form 10-Q and Form 10-QSB                     [_]  Form N-SAR


                     For Period Ended:  September 30, 2000


                                    PART I
                            REGISTRANT INFORMATION

Full name of registrant:      Peak International Limited
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Former name if applicable:    N/A
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Address of principal executive office: (Street and number):   4401 Nobel Drive
                                                              ----------------
    P.O. Box 1767
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City, state and zip code:     Fremont, California  94538
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                                    PART II
                            RULE 12b-25(b) AND (c)

     If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]    (b)  The subject annual report, semi-annual report, transition report on
            Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date: or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_]    (c)  The accountant's statement or other exhibit required by Rule 12b-25 has been attached if applicable.


                                   PART III
                                   NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Company's Quarterly Report on Form 10-Q for the period ended September 30, 2000 could not be filed within the prescribed time period because the Company was unable, without unreasonable effort or expense, to prepare the report prior to November 14, 2000 and repeated attempts to file it prior to the filing deadline on that date were unsuccessful. Representatives of the staff contacted on that date indicated that the Commission's system was overloaded and backed up due to the high volume of electronic filings being submitted.

     The Company confirms that it has filed its report on Form 10-Q on November 15, 2000.


                                    PART IV
                               OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification:



     Jack Manache                                   (510) 449-0100
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     (Name)                                        (Telephone Number)

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(2)  Have all other periodic reports required under Section 13 or 15(d) of the
Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s):

                            [X]         yes     [_]        no


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                            [X]         yes     [_]        no

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

     Please see the Company's Form 10-Q dated November 14, 2000.



                          Peak International Limited
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  November 15, 2000            By: /s/    Jack Menache
                                        ----------------------------------------
                                        Name:  Jack Menache
                                        Title: Vice President of Administration,
                                               Secretary, and General Counsel